EXHIBIT 99.1

Williston Basin Properties

INDEPENDENT AUDITOR'S REPORT

To Management of
QEP Energy Company

We have audited the accompanying Statements of Revenues and Direct Operating Expenses of certain oil and natural gas properties (the Properties) of QEP Energy Company, which are subject to the Purchase and Sale Agreement dated May 3, 2021, for the years ended December 31, 2020 and 2019, and the related notes to the Statements of Revenues and Direct Operating Expenses.

Management’s Responsibility for the Statements of Revenues and Direct Operating Expenses

Management is responsible for the preparation and fair presentation of the Statements of Revenues and Direct Operating Expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statements of Revenues and Direct Operating Expenses that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Statements of Revenues and Direct Operating Expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements of Revenues and Direct Operating Expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements of Revenues and Direct Operating Expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statements of Revenues and Direct Operating Expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements of Revenues and Direct Operating Expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements of Revenues and Direct Operating Expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the accompanying Statements of Revenues and Direct Operating Expenses referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Properties for each of the years ended December 31, 2020 and 2019, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the Statements of Revenues and Direct Operating Expenses, the accompanying Statements of Revenues and Direct Operating Expenses were prepared for the purpose of presenting the revenues and direct operating expenses of the Properties and are not intended to be a complete presentation of the financial position, results of operations or cash flows of the Properties. Our opinion is not modified with respect to this matter.

WEAVER AND TIDWELL, L.L.P.

Houston, TX
November 18, 2021

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
			(Unaudited)
	(in thousands)
REVENUES
Oil and condensate, gas and NGL sales	$245,340	$438,899	$328,921	$165,251
DIRECT OPERATING EXPENSES
Lease operating expense	74,712	99,777	66,034	54,969
Transportation and processing costs	30,287	30,376	24,792	20,550
Production and property taxes	24,232	41,241	28,635	16,902
Total Direct Operating Expenses	129,231	171,394	119,461	92,421
REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$116,109	$267,505	$209,460	$72,830

REFER TO NOTES ACCOMPANYING THE STATEMENTS OF REVENUES AND DIRECT
OPERATING EXPENSES

NOTES ACCOMPANYING THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

Note 1 – Basis of Presentation

On May 3, 2021, QEP Energy Company (“QEP” or the “Company”), a wholly-owned subsidiary of Diamondback Energy, Inc., entered into a definitive purchase and sale agreement with Oasis Petroleum North America LLC (“Oasis” or the “Buyer”), under which Oasis agreed to acquire approximately 95,000 net acres in the Williston Basin in a cash transaction for aggregate consideration of approximately $745.0 million, subject to customary closing adjustments (the “May 2021 Properties Acquired”).

The accompanying Statements of Revenues and Direct Operating Expenses (the “Statements”) are presented on an accrual basis of accounting and relate to the operations of the May 2021 Properties Acquired and have been derived from the historical accounting records of the Company. Certain costs such as depreciation, depletion, and amortization, accretion of asset retirement obligations, general and administrative expenses, interest and corporate income taxes are omitted since these costs were not separately allocated to the working interests of the May 2021 Properties Acquired in the Company’s historical accounting records. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations indicative of the historical performance of the May 2021 Properties Acquired, due to the differing size, structure, operations and accounting policies between QEP and Oasis. As such, the Statements are not intended to be a complete presentation of the revenues and expenses of the May 2021 Properties Acquired. Furthermore, the information may not be representative of future operations due to changes in the business and the exclusion of the omitted information.

Historical financial statements reflecting financial position, results of operations and cash flows required by accounting principles generally accepted in the United States of America (“GAAP”) are not presented as such information is not available on an individual property basis, nor is it practicable to obtain such information in these circumstances. Accordingly, the Statements are presented in lieu of the full financial statements required under Item 3-05 of the Securities and Exchange Commission’s Regulation S-X.

The accompanying Statements for the nine months ended September 30, 2021 and 2020 are unaudited. The unaudited interim Statements have been prepared on the same basis as the annual Statements. In the opinion of management, such unaudited interim statements reflect all adjustments necessary for fair presentation of the excess of revenues over direct operating expenses of the May 2021 Properties Acquired for the nine months ended September 30, 2021 and 2020.

Note 2 – Use of Estimates in Preparation of the Statements of Revenues and Direct Operating Expenses

The preparation of these Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the respective reporting periods. Actual results may differ from the estimates and assumptions used in the preparation of the Statements.

Note 3 – Risks and Uncertainties

The Company's revenue, profitability and future growth are substantially dependent upon the prevailing and future prices for oil, gas and natural gas liquids (“NGL”), which are affected by many factors outside of QEP's control, including changes in market supply and demand. The novel coronavirus disease (COVID-19) pandemic and related shut-down of various sectors of the global economy resulted in a significant reduction in the global demand for crude oil in 2020. Changes in market supply and demand are also impacted by the Organization of Petroleum Exporting Countries (OPEC) production levels, weather conditions, pipeline capacity constraints, inventory storage levels, basis differentials, export capacity, strength of the U.S. dollar and other factors. Field-level prices received for QEP's oil and gas production have historically been volatile and may be subject to significant fluctuations in the future.

Significant Customers

The Company's five largest customers accounted for 76% and 56% of QEP's revenues for the years ended December 31, 2020 and 2019, respectively. QEP believes that the loss of any of these customers, or any other customer, would not have a material effect on the revenues and direct operating expenses of QEP, since there are numerous potential purchasers of its production.

Note 4 – Commitments and Contingencies

The Company is involved in various commercial and regulatory claims, litigation and other legal proceedings that arise in the ordinary course of its business. In each reporting period, the Company assesses these claims in an effort to determine the degree of probability and range of possible loss for potential accrual in its financial statements. In accordance with Accounting Standards Codification (“ASC”) 450, Contingencies, an accrual is recorded for a loss contingency when its occurrence is probable and damages are reasonably estimable based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes.

Legal proceedings are inherently unpredictable and unfavorable resolutions can occur. Assessing contingencies is highly subjective and requires judgment about uncertain future events. When evaluating contingencies related to legal proceedings, the Company may be unable to estimate losses due to a number of factors, including potential defenses, the procedural status of the matter in question, the presence of complex legal and/or factual issues, the ongoing discovery and/or development of information important to the matter.

Mandan, Hidatsa and Arikara Nation ("MHA Nation") Title Dispute – In June 2018, the MHA Nation notified QEP of its position that QEP has no valid lease covering certain minerals underlying the Missouri and Little Missouri Riverbeds on the Fort Berthold Reservation in North Dakota. The MHA Nation also passed a resolution purporting to rescind those portions of QEP's IMDA lease covering the disputed minerals underlying the Missouri River. QEP responded in September 2018 stating that the minerals underlying the Missouri River are properly leased. In May 2020, the Office of the Solicitor of the United States Department of the Interior (the “Department of Interior”) issued an opinion (the “Missouri River Opinion”) finding that the State of North Dakota, not the MHA Nation, is the legal owner of the minerals underlying the Missouri River. The MHA Nation has filed actions in two federal courts seeking to overturn the May 2020 decision, and in March 2021, the Department of the Interior withdrew the Missouri River Opinion.

Overriding Royalty Interest Litigation – In July 2019, owners of small overriding royalty interests in certain wells in the South Antelope oil and gas field in North Dakota filed suit against QEP, alleging QEP has improperly taken deductions for post-production expenses. On October 18, 2021, the Court granted QEP’s motion of summary judgment and entered a final judgment in QEP’s favor. Plaintiffs may appeal the judgment and must file either a motion to alter/amend the judgment or a notice of appeal.

In many cases, the Company is unable to make an estimate of the range of reasonably possible loss related to its contingencies. To the extent that the Company can reasonably estimate losses for contingencies where the risk of material loss (in excess of accruals, if any) is reasonably possible, the Company estimates such losses to be in a range of zero to approximately $10.0 million, in the aggregate.

Commitments

The Company has contracted with various third parties for gathering and processing services. Market conditions, drilling activity and compensation may prevent full utilization of the contractual capacity. As of December 31, 2020, the annual payments for gathering, processing and fractionation contracts for the corresponding years ended December 31 are as follows:

Year	Amount
(in thousands)
2021	$8,872
2022	$8,159
2023	$7,429
2024	$5,584
2025	$3,793
After 2025	$926

Note 5 – Revenue Recognition

QEP recognizes revenue from the sale of oil and condensate, gas and NGL in the period that the performance obligations are satisfied. QEP's performance obligations are satisfied when the customer obtains control of product, when QEP has no further obligations to perform related to the sale, when the transaction price has been determined and when collectability is probable. The sale of oil and condensate, gas and NGL are made under contracts with customers, which typically include consideration that is based on pricing tied to local indices and volumes delivered in the current month. Reported revenues include estimates for the two most recent months using published commodity price indices and volumes supplied by field operators. Performance obligations under the Company’s contracts with customers are typically satisfied at a point in time through monthly delivery of oil and condensate, gas and/or NGL. The Company’s contracts with customers typically require payment for oil and condensate, gas and NGL sales within 30 days following the calendar month of delivery.

QEP's oil and condensate is typically sold at specific delivery points under contract terms that are common in the industry. QEP's gas and NGL are also sold under contract types that are common in the industry; however, under these contracts, the gas and its components, including NGL, may be sold to a single purchaser or the residue gas and NGL may be sold to separate purchasers. Regardless of the contract type, the terms of these contracts compensate QEP for the value of the residue gas and NGL constituent components at market prices for each product.

For product sales that have a contract term greater than one year, the Company follows ASC 606-10-50-14(a), which states the Company is not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under these contracts, each monthly product delivery generally represents a separate performance obligation; therefore, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

The following table presents QEP’s revenues disaggregated by revenue source:

	Oil and condensate sales	Gas sales	NGL sales	Transportation and processing costs included in revenue	Oil and condensate, gas and NGL sales
	(in thousands)
Year Ended December 31, 2020	$250,018	$18,755	$14,295	$(37,728)	$245,340

Year Ended December 31, 2019	$418,514	$32,828	$21,747	$(34,190)	$438,899

Nine Months Ended September 30, 2021 (unaudited)	$292,775	$26,578	$40,820	$(31,252)	$328,921

Nine Months Ended September 30, 2020 (unaudited)	$173,456	$11,666	$7,859	$(27,730)	$165,251

Note 6 – Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events through November 18, 2021, the date the accompanying Statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying Statements.

Supplemental Oil and Gas Reserve Information (Unaudited)

The Company is making the following supplemental disclosures of oil and gas producing activities in accordance with ASC 932, Extractive Activities - Oil and Gas, as amended by ASU 2010-03, Oil and Gas Reserve Estimation and Disclosures, and SEC Regulation S-X.

Estimated Quantities of Proved Oil and Gas Reserves
Estimates of proved oil and gas reserves have been completed in accordance with professional engineering standards. The estimated proved reserves are inherently imprecise and are continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors. All of QEP’s proved undeveloped (“PUD”) reserves at December 31, 2020 were scheduled to be developed by QEP within five years from the date such locations were initially disclosed as PUD reserves. While the majority of QEP’s PUD reserves are located on leaseholds that are held by production, any PUD locations on expiring leaseholds are scheduled for development during the primary term of the lease. A summary of the Company’s changes in quantities of proved oil and condensate, gas and NGL reserves for the years ended December 31, 2020 and 2019 are as follows:

	Oil and condensate	Gas	NGL	Total
	(Mbbl)	(MMcf)	(Mbbl)	(Mboe)
Balance at December 31, 2018	107,484	149,794	29,169	161,619
Revisions of previous estimates (1)	(25,714)	(4,518)	(6,759)	(33,226)
Production	(7,924)	(13,731)	(2,193)	(12,406)
Balance at December 31, 2019	73,846	131,545	20,217	115,987
Revisions of previous estimates (2)	(14,966)	(35,055)	(3,717)	(24,526)
Production	(7,148)	(12,278)	(2,097)	(11,291)
Balance at December 31, 2020	51,732	84,212	14,403	80,170
Proved developed reserves included above
Balance at December 31, 2019	51,376	111,425	16,994	86,941
Balance at December 31, 2020	41,076	74,951	12,782	66,350
Proved undeveloped reserves included above
Balance at December 31, 2019	22,470	20,120	3,223	29,046
Balance at December 31, 2020	10,656	9,261	1,621	13,820
___________________________
(1)Revisions of previous estimates in 2019 totaling 33,226 Mboe of negative revisions includes: 30,053 Mboe of other revisions, primarily related to PUD removals that will not be developed within five years of the initial date of booking due to the reduction in future capital expenditures; 7,103 Mboe of negative revisions related to pricing, primarily driven by lower oil prices; partially offset by 5,574 Mboe of positive performance revisions.
(2)Revisions of previous estimates in 2020 totaling 24,526 Mboe of negative revisions includes: 24,818 Mboe of negative revisions related to pricing, primarily driven by lower oil prices; partially offset by positive performance revisions and positive revisions related to lower operating costs.
Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves
Future net cash flows were calculated at December 31, 2020 and 2019 by applying prices, which were the simple average of the first-of-the-month commodity prices, adjusted for location and quality differentials, for each of the 12 months during 2020 and 2019, with consideration of known contractual price changes. The following table provides the benchmark prices per unit, before location and quality differential adjustments, used to calculate the related reserve category:

	Year Ended December 31,
	2020	2019
Average benchmark price per unit:
Oil price (per bbl)	$39.57	$55.51
Gas price (per MMbtu)	$1.99	$2.58

Estimates for operating expenses and development costs used to compute future net cash flows were based on current costs as of each year end. All cash flows were discounted at 10% to reflect the time value of cash flows, without regard to the risk of specific properties. The estimated future costs at December 31, 2020 to develop proved undeveloped reserves were approximately $19.4 million in 2021, $28.5 million in 2022, and $37.5 million in 2023. Estimated future development costs include capital spending on major development projects, some of which will take several years to complete.

The assumptions used to derive the standardized measure of discounted future net cash flows are those required by accounting standards and do not necessarily reflect the Company’s expectations. The information may be useful for certain comparative purposes but should not be solely relied upon in evaluating QEP or its performance. Furthermore, information contained in the following table may not represent realistic assessment of future net cash flows, nor should the standardized measure of discounted future net cash flows be viewed as representative of the current value of the Company’s reserves. Management believes that the following factors should be considered when reviewing the information below:

•Future commodity prices received for selling the Company’s net production will likely differ from those required to be used in these calculations.
•Future operating and capital costs will likely differ from those required to be used in these calculations.
•Future market conditions, government regulations, reservoir conditions and risks inherent in the production of oil and condensate and gas may cause production rates in future years to vary significantly from those used in the calculations.
•Future revenues may be subject to different production, severance and property taxation rates.
•The selection of a 10% discount rate is arbitrary and may not be a reasonable factor in adjusting for future economic conditions or in considering the risk that is part of realizing future net cash flows from the reserves.

The standardized measure of discounted future net cash flows relating to proved reserves of the May 2021 Properties Acquired is presented in the table below:

	Year Ended December 31,
	2020	2019
	(in thousands)
Future cash inflows	2,062,726	4,490,576
Future production costs	(1,350,604)	(2,361,899)
Future development costs	(157,014)	(408,393)
Future net cash flows	555,108	1,720,284
10% annual discount for estimated timing of net cash flows	(194,782)	(675,153)
Standardized measure of discounted future net cash flows	360,326	1,045,131

The principal sources of changes in the standardized measure of discounted future net cash flows is presented in the table below:

	Year Ended December 31,
	2020	2019
	(in thousands)
Balance at beginning of period	$1,045,131	$1,891,850
Sales of oil and condensate, gas and NGL produced, net of production costs	(116,109)	(267,505)
Net change in sales prices and in production (lifting) costs related to future production	(590,582)	(634,667)
Net change due to revisions of quantity estimates	(325,594)	(574,002)
Previously estimated development costs incurred during the period	45,521	73,578
Changes in estimated future development costs	197,447	366,692
Accretion of discount	104,513	189,185
Other	(1)	—
Net change	(684,805)	(846,719)
Balance at end of period	$360,326	$1,045,131